Exhibit 99

RPC, Inc. Board of Directors

Appoints Gary W. Rollins as Chairman of the Board

and New Directors Harry J. Cynkus and Jerry W. Nix

ATLANTA, August 26, 2020 – RPC, Inc. (NYSE: RES) today announced yesterday’s appointment of Gary W. Rollins as Chairman of its Board of Directors. Rollins, who joined the RPC, Inc. Board in 1984, succeeds R. Randall Rollins, who served as Chairman since inception of the organization in 1984 until his passing on August 17, 2020.

Rollins has extensive industry and operations knowledge holding positions ranging from general management and operations, President and Chief Operating Officer, Chairman of the Board of Orkin, and Vice Chairman of the Board of Rollins, Inc.

During his career, Rollins has served on the boards of numerous other companies. He currently serves as the Chairman of the Board of Directors and member of the Executive Committee of Marine Products Corporation and previously served as a member of the Board of Directors, the Executive Committee and the Compensation Committee for Genuine Parts Company.

Gary Rollins is a former member of the Emory University Board of Trustees and its Executive Committee. He was a Founding Director of the Tuxedo Park Civic Association, a member of the Atlanta High Museum of Art, and a member of the United Way de Tocqueville Society. He is a past member of the Board of Trustees of Egleston Hospital for Children and a former Trustee at The Westminster School.

In addition, Harry J. Cynkus and Jerry W. Nix have been appointed to the Board of Directors of the Company.

Cynkus is the former Senior Vice President, Chief Financial Officer and Treasurer of Rollins, Inc., holding various positions from 1998 to 2015. After beginning his career with Arthur Andersen & Co., he held financial positions with several companies including Tyco International, ARAMARK Services, Brach & Brock Confections and Mayer Electric Supply Co., Inc. Harry Cynkus currently serves on the Board of Directors of Marine Products Corporation and as the Vice Chairman, Trustee and Head of the Audit Committee of the Utica College Board of Trustees. His professional memberships include the American Institute of Certified Public Accountants and the Financial Executives Institute.

Nix is the former Vice Chairman, Executive Vice President and Chief Financial Officer of Genuine Parts Company. Prior to retiring in March 2013, Nix served as Chief Financial Officer for over 13 years and served in various other capacities with Genuine Parts before that time, including Senior Vice President, Finance. In addition to previously serving as a director of Genuine Parts, Nix was a director of Synovus Financial Corp. Currently, he serves on the Board of Directors of Marine Products Corporation and on various civic and non-profit boards, including Young Harris College, Cobb County Chamber of Commerce, Cobb-Marietta Coliseum and Exhibit Hall Authority, John and Mary Franklin Foundation, and on the Executive Committee for the Atlanta Area Council and Boy Scouts of America. Prior to joining Genuine Parts in 1978, Jerry Nix was an auditor with Ernst & Young and a pilot in the U.S. Air Force.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found on the internet at RPC.net.

For information about RPC, Inc. or this event, please contact:

Ben M. Palmer

Chief Financial Officer

(404) 321-2140

irdept@rpc.net

Jim Landers

Vice President Corporate Services

(404) 321-2162

jlanders@rpc.net